Exhibit 21.1

OSL Holdings, Inc.

Subsidiaries of the Registrant

Item	Name	State of Incorporation
1.	Office Supply Line, Inc.	Nevada
2.	OSL Diversity Marketplace, Inc.	Nevada
3.	OSL Rewards Corporation	Nevada